EXHIBIT 21

SUBSIDIARIES OF JONES APPAREL GROUP, INC.

Name	State or Country of Incorporation	Other Names Under Which Subsidiary Does Business
Jones Apparel Group Canada ULC	Canada	N/A
Jones Apparel Group Canada, LP	Canada	JNY Blue Jones New York Factory Store Jones New York
Jones Apparel Group Holdings, Inc.	Delaware	N/A
Jones Apparel Group USA, Inc.	Delaware	Jones Apparel Group USA (DE), Inc. (New York only)
Jones Canada, Inc.	Canada	N/A
Jones Distribution Corporation	Delaware	N/A
Jones Holding Inc.	Delaware	N/A
Jones International Limited	Hong Kong	N/A
Jones Investment Co. Inc.	Delaware	N/A
Jones Jeanswear Group, Inc.	New York	N/A
Jones Jewelry Group, Inc.	Rhode Island	N/A
Jones Management Service Company	Delaware	Apparel Management Service Company (New Hampshire only) JAG Management Service Company (Rhode Island and Maine only)
JAG Footwear, Accessories and Retail Corporation	New Jersey

Anne Klein
Anne Klein New York
AK Anne Klein
Banister
Banister/Easy Spirit
Bandolino
Enzo Angiolini
Easy Spirit
Easy Spirit Outlet
Jones New York
Jones New York Woman
Jones New York Sport
Jones New York Factory Stores
Jones New York Sport Factory Stores
Kasper
Nine West
Nine West Outlet
Shoe Woo

Nine West Development Corporation	Delaware	N/A
Rachel Roy IP Company LLC	Delaware	N/A

Certain non-significant subsidiaries were omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.